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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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/x/	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
THE MACERICH COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2002

Dear Stockholder:

        You are cordially invited to attend our Annual Meeting of Stockholders, to be held on Friday, May 17, 2002 at 10:00 a.m. local time at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California.

        The enclosed Notice and Proxy Statement contain details concerning the matters to be considered during the Annual Meeting. At the Annual Meeting, you will be asked to (i) elect three directors to each serve a three-year term and (ii) ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of each of the three directors and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP. Please complete, sign and return your Proxy in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Annual Meeting, even if you cannot attend.

        We look forward to seeing you at the Annual Meeting and thank you for your support.

Mace Siegel Chairman of the Board

Arthur Coppola President and Chief Executive Officer

THE MACERICH COMPANY
401 WILSHIRE BOULEVARD
NO. 700
SANTA MONICA, CALIFORNIA 90401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2002

        NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of The Macerich Company, a Maryland corporation (the "Company"), will be held on Friday, May 17, 2002 at 10:00 a.m. local time at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, for the following purposes described in this Notice and Proxy Statement:

  (1)
  To elect three members of the Board of Directors, each to serve for a three-year term and until his successor is duly elected and qualifies;

  (2)
  To consider and vote upon ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the independent accountants for the Company for the year ending December 31, 2002; and

  (3)
  To consider and act upon any other matter that may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.

        Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

        The Board of Directors has fixed the close of business on Friday, March 22, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of record of the Company's common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

        You are requested to complete and sign the enclosed form of Proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage prepaid envelope. Any Proxy may be revoked by delivery of a later dated Proxy, by written notice of revocation or by attending the Annual Meeting and voting in person.

                      By Order of the Board of Directors

                      Richard A. Bayer
                       Secretary

Santa Monica, California
April 1, 2002

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

THE MACERICH COMPANY
401 WILSHIRE BOULEVARD
NO. 700
SANTA MONICA, CALIFORNIA 90401

PROXY STATEMENT
FOR 2002 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2002

        This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of The Macerich Company, a Maryland corporation (the "Company"), for use at its 2002 Annual Meeting of Stockholders to be held on Friday, May 17, 2002 at 10:00 a.m. local time at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy are first being sent to stockholders on or about April 1, 2002. The Company's 2001 Annual Report, including financial statements for the fiscal year ended December 31, 2001, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

        At the Annual Meeting, stockholders will vote on the election of three directors, the ratification of the Company's independent accountants and transact any other business that properly comes before the meeting. In addition, management of the Company will respond to any questions from stockholders.

Who is entitled to vote?

        Only holders of record at the close of business on the record date, March 22, 2002 (the "Record Date"), of the Company's common stock, $.01 par value per share (the "Common Stock"), are entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock are entitled to cast one vote for each share held by them on each matter to be voted upon. The Common Stock is the only class of securities of the Company authorized to vote. Under the Company's Charter and applicable law, a stockholder is not entitled to cumulative voting rights in the election of directors.

Who can attend the Annual Meeting?

        All stockholders of the Company as of the Record Date, or their duly appointed Proxies, may attend the Annual Meeting.

What constitutes a quorum?

        The presence, in person or by proxy, of holders entitled to cast at least a majority of all the votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the Record Date, 36,454,942 shares of Common Stock were outstanding. Abstentions will count toward the presence of a quorum.

How do I vote?

        If you complete and properly sign the accompanying Proxy and return it in the enclosed postage prepaid envelope, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed Proxy or vote in person.

        If no instructions are given on the Proxy, the shares will be voted FOR the election of each of the three nominees for director and FOR the ratification of the Company's independent accountants. The holders of the Proxy will also have discretionary authority to vote on other matters that may be properly brought before the Annual Meeting or that may be incident to the conduct of the meeting. It is not anticipated that any matter other than those set forth in this Proxy Statement will be presented at the Annual Meeting. If other matters are presented, Proxies will be voted in accordance with the discretion of the Proxy holders. Stockholder votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting.

Can I change my vote after I return my Proxy card?

        Yes. Even after you have submitted your Proxy, you may change your vote at any time before the Proxy is exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person, whether or not a Proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given Proxy.

What are the Board of Director's recommendations?

        Unless you give other instructions on your Proxy, the persons named as Proxy holders on the Proxy will vote in accordance with the recommendations of the Company's Board of Directors. The Board's recommendations are set forth together with the description of each matter in this Proxy Statement. In summary, the Board recommends a vote:

  •
  FOR election of each of the three nominated directors; and

  •
  FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2002.

        With respect to any other matter that properly comes before the meeting, the Proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their discretion.

What vote is required to approve each matter?

        Assuming the presence of a quorum, the affirmative vote of a majority of all of the votes cast on the matter at the Annual Meeting in person or by Proxy will be required for the election of each director nominee and the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent accountants. Abstentions are not counted as votes cast and will have no effect on the vote for the election of the directors or the ratification of the appointment of PricewaterhouseCoopers LLP.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Bylaws provide that the Board of Directors consists of nine directors. The Board is divided into three classes with each class constituting one-third of the total number of directors. Each class serves a three-year term. The present term for the Class Two directors expires at the Annual Meeting, and the present terms for the Class Three and Class One directors expire at the annual meetings of stockholders to be held in 2003 and 2004, respectively. Each director holds such office until his or her successor is duly elected and qualifies.

        The three Class Two directors will be elected at the Annual Meeting to hold office until the annual meeting of stockholders in 2005 and until their respective successors are duly elected and qualify. The Board of Directors, based on the recommendations of the Nominating Committee, has nominated Dana K. Anderson, Theodore S. Hochstim and Stanley A. Moore to continue to serve as Class Two directors of the Company (the "Nominees"). Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any nominee is unavailable for election, the Proxy holders may vote for another person nominated by the Board of Directors or the Board may amend the Bylaws to reduce the number of directors to be elected at the Annual Meeting.

        The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Other Matters-Stockholder Proposals" for a summary of these requirements.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES. PROXIES RECEIVED WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

Information Regarding Nominees and Directors

        The following table and biographical descriptions set forth certain information with respect to the directors of the Company (including the Nominees), each of whom has served continuously since elected, based on information furnished to the Company by each such director. The following information is as of March 1, 2002, unless otherwise specified.

Name	Age	Director Since	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percent of Class(2)	Amount and Nature of Beneficial Ownership of OP Units(1)(3)		Percent of Class(4)
Nominees
Class Two:
Dana K. Anderson	67	1994	132,686	(5)(6)	*	1,332,632	(7)	3.88%
Theodore S. Hochstim	74	1994	41,836	(8)(9)	*	—		*
Stanley A. Moore	63	1994	50,836	(8)(10)	*	—		*
Continuing Directors
Class Three:
Arthur M. Coppola(11)	50	1994	918,684	(12)(13)(14)	2.52%	1,443,316		6.24%
James S. Cownie	57	1994	194,283	(10)(15)(16)	*	—		*
Mace Siegel	76	1994	178,375	(17)(18)	*	3,514,316	(19)	9.24%
Class One:
Edward C. Coppola(11)	47	1994	453,928	(20)(21)(22)	1.25%	841,368		3.47%
Fred S. Hubbell	50	1994	106,978	(23)(24)(25)	*	—		*
Dr. William P. Sexton	63	1994	40,406	(10)(26)	*	—		*

*
The percentage of shares beneficially owned by this director does not exceed one percent of the Company's Common Stock.

(1)
Except as provided under applicable state marital property laws or as otherwise noted, each individual in the table above has sole voting and investment power over the shares of Common Stock or OP Units (as defined in Note 3 below) listed.

(2)
Assumes that none of the outstanding OP Units or any convertible securities of the Company are redeemed for or converted into shares of Common Stock.

(3)
The Company is the sole general partner of, and owns an aggregate of approximately 80% of the common and preferred ownership interests ("OP Units") in, The Macerich Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). The Operating Partnership holds directly or indirectly substantially all of the Company's interests in 50 regional and community shopping centers (the "Centers"). In connection with the formation of the Company and the Operating Partnership, as well as subsequent acquisitions of certain Centers, OP Units were issued to certain persons in connection with the transfer of their interests in certain Centers. The OP Units are redeemable at the election of the holder for cash or, at the election of the Company, for shares of Common Stock on a one-for-one basis (subject to antidilution provisions).

(4)
Assumes that all OP Units held by the person are redeemed for shares of Common Stock and that none of the OP Units or any convertible securities of the Company held by other persons are redeemed for or converted into shares of Common Stock, notwithstanding the percentage limitations under the Company's Charter which limit the number of shares that may be acquired by such person.

(5)
Includes shares held in trust by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(6)
Includes 58,211 shares subject to options granted to Mr. Anderson under the Amended and Restated 1994 Incentive Plan (the "1994 Incentive Plan") that are currently exercisable or exercisable before May 1, 2002.

(7)
All 1,332,632 OP Units are held by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(8)
Includes 15,336 stock units credited to this director and payable solely in shares of Common Stock under the terms of the Company's Eligible Directors' Deferred Compensation/Phantom Stock Plan (the "Director Phantom Stock Plan"), the vesting and terms of which are described under "Compensation of Directors" below ("stock units"). Stock units do not represent outstanding shares or have voting rights and are non-transferrable.

(9)
Includes 23,000 shares subject to options granted to Mr. Hochstim under the 1994 Eligible Directors' Stock Option Plan (the "Director Plan") and the 1994 Incentive Plan which are currently exercisable or exercisable before May 1, 2002.

(10)
Includes 25,500 shares subject to options granted to this director under the Director Plan and the 1994 Incentive Plan which are currently exercisable or exercisable before May 1, 2002.

(11)
Edward Coppola and Arthur Coppola are brothers.

(12)
Includes 900 shares held by Mr. A. Coppola as custodian for his minor son as to which shares Mr. Coppola disclaims any beneficial ownership.

(13)
Includes 61,827 shares of non-transferrable restricted stock granted to Mr. A. Coppola under the 1994 Incentive Plan or the 2000 Incentive Plan that will vest after April 30, 2002.

(14)
Includes 600,000 shares subject to options granted to Mr. A. Coppola under the 1994 Incentive Plan that are currently exercisable or exercisable before May 1, 2002. Also includes 51,488 shares of Common Stock pledged to secure the loan to Mr. Coppola described on page 17 of this Proxy Statement under "Loans to Executive Officers."

(15)
Includes 15,408 stock units credited to Mr. Cownie under the terms of the Director Phantom Stock Plan.

(16)
Includes 3,750 shares owned by Mr. Cownie's wife as to which shares Mr. Cownie has neither voting nor investment power and disclaims any beneficial ownership. Also includes 9,625 shares held in trust for unrelated third parties of which Mr. Cownie and his wife are trustees and as to which they disclaim any beneficial ownership.

(17)
Includes 129,664 shares of Common Stock held by the Mace and Jan Siegel Living Trust.

(18)
Includes 48,711 shares subject to options granted to Mr. Siegel under the 1994 Incentive Plan that are currently exercisable or exercisable before May 1, 2002.

(19)
All 3,514,316 OP Units are held by the Mace and Jan Siegel Living Trust.

(20)
Includes 290,000 shares subject to options granted to Mr. E. Coppola under the 1994 Incentive Plan that are currently exercisable or exercisable before May 1, 2002. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Coppola described on page 17 of this Proxy Statement under "Loans to Executive Officers."

(21)
Includes 31,000 shares held by the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 2,700 shares held by Mr. E. Coppola as custodian for his minor children. This family partnership is 90% owned by the trusts for Mr. Coppola's children and 5% owned by each of Mr. Coppola and his wife. Mr. Coppola disclaims any beneficial ownership of the shares held for his children or by his wife.

(22)
Includes 29,910 shares of non-transferrable restricted stock granted to Mr. E. Coppola under the 1994 Incentive Plan or the 2000 Incentive Plan that will vest after April 30, 2002.

(23)
Includes 900 shares held in trust by Mr. Hubbell as trustee and 10,000 shares held in trust for the benefit of Mr. Hubbell and his descendants. Also includes 2,500 shares held by a foundation of which Mr. Hubbell and his wife are trustees and as to which they disclaim any beneficial ownership. Also includes 4,000 shares held by his wife as to which Mr. Hubbell has neither voting or investment power and disclaims any beneficial ownership.

(24)
Includes 21,000 shares subject to options granted to Mr. Hubbell under the Director Plan and the 1994 Incentive Plan which are currently exercisable or exercisable before May 1, 2002.

(25)
Includes 14,978 stock units credited to Mr. Hubbell under the terms of the Director Phantom Stock Plan.

(26)
Includes 14,906 stock units credited to Dr. Sexton under the terms of the Director Phantom Stock Plan.

        The Company was formed on September 9, 1993 to continue the business of The Macerich Group, which had been engaged in the shopping center business since 1965. The principals of The Macerich Group consisted of Mace Siegel, Arthur Coppola, Dana Anderson, Edward Coppola, Richard Cohen and certain of their family members, relatives and business associates. The Company conducts all of its business through the Operating Partnership, the property partnerships and limited liability companies that own title to the Centers (the "Property Partnerships") and two management companies, Macerich Property Management Company, LLC and Macerich Management Company (collectively, the "Management Companies"). The Management Companies provide property management, leasing and other related services to the Company's properties. The Operating Partnership owns 100% of the non-voting preferred stock of Macerich Management Company, and all of the common stock of such company is owned by Messrs. Siegel, A. Coppola, Anderson and E. Coppola (the "Principals"). Macerich Property Management Company, LLC is 100% owned by the Operating Partnership. See "Certain Transactions."

        The following provides certain biographical information with respect to all directors of the Company, including the Nominees.

        Dana K. Anderson has been Vice Chairman of the Board of Directors since its formation. In addition, Mr. Anderson served as Chief Operating Officer of the Company from its formation until December 1997. Mr. Anderson has been with The Macerich Group since 1966. He has 36 years of shopping center experience with The Macerich Group and the Company and 41 years of experience in the real estate industry. Mr. Anderson is a member of the Board of Directors of Alvamar Development Corp., a real estate development company, and Goodrich 560 Corp., an owner/operator of office buildings.

        Arthur M. Coppola has been President and Chief Executive Officer of the Company since its formation. Mr. Coppola has 27 years of experience in the shopping center industry, all of which has been with The Macerich Group and the Company. Mr. Coppola is also an attorney and a certified public accountant, a member of the Executive Committee of the Real Estate Roundtable and the Board of Governors of the National Association of Real Estate Investment Trusts, Inc.

        Edward C. Coppola has been Executive Vice President of the Company since its formation. He is responsible for directing the Company's acquisition activities and establishing the Company's strategic direction. He is also actively involved in the Company's capital market activities and in developing and maintaining relationships with joint venture partners. He has 26 years of shopping center experience with The Macerich Group and the Company. Mr. Coppola is also a member of the Board of Directors of Red 5 Interactive, Inc. and an attorney.

        James S. Cownie, currently a private investor, was the former Chairman of New Heritage Associates, a cable television operator with cable properties located in the Minneapolis/St. Paul, Minnesota area from 1991 to 1996. Prior to that, Mr. Cownie was Co-Founder and President of Heritage Communications, Inc., a cable television operator serving 22 states, from 1971 to 1990. Mr. Cownie is a member of the Board of Directors of Da-Lite Screen Company, a manufacturer of audio-visual equipment; MARKETLINK, INC., a cable telemarketing firm; and National By-Products, Inc., a converter of animal byproducts.

        Theodore S. Hochstim has been a self-employed real estate consultant for various department store companies and major shopping center owners since 1983. Previously, Mr. Hochstim was employed as a real estate executive by Sears Roebuck & Co. from 1967 to 1977 and by Federated Department Stores from 1977 to 1983. Mr. Hochstim currently serves on the Board of Directors and Audit Committee of Brown Brothers Harriman Trust Company of Texas, a trust company located in Dallas, Texas. Mr. Hochstim is also an attorney and a member of the Bar of New York and Texas.

        Fred S. Hubbell is a member of the Executive Board and Chairman of the Executive Committees of the Americas and Asia/Pacific for ING Group, a Netherlands-based banking, insurance and asset management company, and has served in such position since January 2000. From February 1999 until January 2000, Mr. Hubbell was a member of the Executive Committee of Financial Services International for ING Group and from October 1997 until February 1999, Mr. Hubbell was President and Chief Executive Officer of the United States Life and Annuities Operations for ING Group. Mr. Hubbell was formerly Chairman, President and Chief Executive Officer of Equitable of Iowa Companies, an insurance holding company, serving in his position as Chairman from May 1993 to October 1997, and as President and Chief Executive Officer from May 1989 to October 1997. Mr. Hubbell served in various capacities with Equitable of Iowa Companies since 1983, in addition to serving as Chairman of Younker's, a department store chain and subsidiary of Equitable of Iowa Companies, from 1985 until 1992, when the retail subsidiary was sold. Mr. Hubbell is also an attorney.

        Stanley A. Moore is Chief Executive Officer of Overton, Moore & Associates, Inc., which constructs, owns and manages office, industrial and mixed-use space and has served in such position since 1973. Mr. Moore also has been a director of Overton, Moore & Associates, Inc. since 1973. Mr. Moore is past president of the Southern California Chapter of the National Association of Industrial and Office Parks, and is a board member of the Economic Resources Corporation of South Central Los Angeles.

        Dr. William P. Sexton is Vice President, University Relations of the University of Notre Dame and has served in such position since 1983. Dr. Sexton is also a Full Professor in the Management Department and teaches in the University's Executive MBA Program. Dr. Sexton has been employed as a professor in the Management Department of the Business School at Notre Dame since 1966.

        Mace Siegel has been Chairman of the Board of Directors of the Company since its formation. Mr. Siegel founded The Macerich Group in 1965 and has 49 years of experience in the shopping center business.

The Board of Directors and its Committees

        Board of Directors.    The Company is managed under the direction of a Board of Directors composed of nine members, a majority of whom are independent of the Company's management. The Board of Directors met five times in 2001. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors (except for Messrs. Hubbell and Moore who attended three of the five meetings) and of each committee on which he served during 2001.

        Executive Committee.    The Executive Committee of the Board of Directors consists of Messrs. Moore, Siegel and A. Coppola and has such authority as is delegated by the Board of Directors, including authority to negotiate and implement acquisitions and to execute certain contracts and agreements with unaffiliated third parties. The primary purposes of the Executive Committee are (i) to exercise, during intervals between meetings of the Board of Directors and subject to certain limitations, all of the powers of the Board of Directors, (ii) to monitor and advise the Board of Directors on strategic business planning for the Company, and (iii) to deal with matters relating to the directors of the Company. The Executive Committee met once during 2001 with all members attending.

        Audit Committee.    The Board's Audit Committee consists of Messrs. Hochstim and Cownie and Dr. Sexton, none of whom are officers or employees of the Company. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met four times during 2001; Messrs. Cownie and Hochstim and Dr. Sexton attended all of the meetings.

        Compensation Committee.    The members of the Compensation Committee are Messrs. Moore and Cownie and Dr. Sexton, none of whom is an officer or employee of the Company. The Compensation Committee reviews and recommends to the Board of Directors compensation for the Company's officers and key employees, in addition to administering certain of the Company's employee benefit and stock plans. The Compensation Committee met four times during 2001. Mr. Cownie and Dr. Sexton attended each meeting and Mr. Moore attended three of the four meetings.

        Nominating Committee.    The Nominating Committee was formed in November 2001 and consists of Messrs. Cownie, Hochstim and Hubbell, none of whom are officers or employees of the Company. This Committee makes recommendations to the Board of Directors of persons to be designated as nominees of the Board for election as a director at the next annual meeting of stockholders. The Nominating Committee will also recommend to the Board a nominee to fill any vacancy on the Board and make recommendations to the Board concerning the qualifications and desirability of any stockholder nominees. The Nominating Committee did not meet in 2001.

Compensation of Directors

        Non-employee directors are compensated for their services according to a standard arrangement authorized by resolution of the Board of Directors. Subject to elections under the Director Phantom Stock Plan, each non-employee director is entitled to an annual retainer fee of $25,000, payable in equal quarterly installments, plus a fee of $1,000 for each Board meeting attended and $500 for every telephonic meeting attended. Non-employee directors attending any committee meeting are also entitled to an additional fee of $1,000 for each committee meeting attended and $500 for every telephonic meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors. The Chairman of each committee also receives twice the amount of any meeting fees paid to the committee members. A Board member who is also an employee of the Company does not receive compensation for service as a director. Messrs. Siegel, A. Coppola, Anderson and E. Coppola are the only directors who are also employees of the Company or a subsidiary. The reasonable expenses incurred by each director in connection with the performance of the director's duties are also reimbursed by the Company.

        Commencing December 31, 1997, the Board established a policy providing that each director of the Company who is not otherwise an employee of the Company or any of its subsidiaries or affiliates, on each December 31 automatically will receive an annual aggregate grant of options to purchase 5,000 shares of Common Stock having an option price equal to 100% of the fair market value of the Common Stock at the date of grant of such options. Each non-employee director, upon joining the Board of Directors, will also receive an initial grant of options to purchase 2,500 shares of Common Stock having an option price equal to 100% of the fair market value of the Common Stock on such date. These option grants have and will be made pursuant to the Company's various stock benefit plans, including the Director Plan, the 1994 Incentive Plan and the 2000 Incentive Plan.

        On December 31, 2001, Messrs. Cownie, Hochstim, Hubbell and Moore and Dr. Sexton were each granted options under the Director Plan to purchase 500 shares of Common Stock at a price of $26.60 per share. In addition, pursuant to the terms of the 2000 Incentive Plan, on December 31, 2001, Messrs. Cownie, Hochstim, Hubbell and Moore and Dr. Sexton were each granted options to purchase 4,500 shares of Common Stock at a price of $26.60 per share. All of these options become fully exercisable six months after the date of grant. The options generally expire on the earlier of 12 months after a termination of service or 10 years after the date of grant.

        The Director Phantom Stock Plan offers eligible directors the opportunity to defer cash compensation for up to three years and to receive that compensation (to the extent that it is actually earned by service during that period) in shares of Common Stock rather than in cash after termination of service or a predetermined period. Such compensation includes the annual retainer, regular meeting fees and special meeting fees payable by the Company to an eligible director. Deferred amounts are credited as stock units at the beginning of the applicable deferral period based on the then current market price of the Common Stock. Stock unit balances are credited with dividend equivalents (priced at market) and are ultimately paid out in shares on a 1:1 basis. A maximum of 250,000 shares of Common Stock may be issued in total under the Director Phantom Stock Plan, subject to certain customary adjustments. In 2001, Messrs. Cownie, Hochstim, Hubbell and Moore and Dr. Sexton were credited with approximately 5,647, 5,640, 5,239, 5,640 and 5,232 dividend equivalent stock units (which also vest based on service) under the Director Phantom Stock Plan, respectively. The vesting of the stock units is accelerated in case of the death or disability of a director or, after a change in control event, the termination of his services as a director.

Executive Officers

        The following table sets forth the names, ages and positions of the executive officers of the Company, the date each became an officer of the Company, and the number of shares of the Company's Common Stock and OP Units beneficially owned by each of them as of March 1, 2002. Executive officers of the

Company serve at the pleasure of the Board of Directors. All but one of the executive officers of the Company have employment agreements with the Company as described below.

Name	Age	Position	Officer Since	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class(2)	Amount and Nature of Beneficial Ownership of OP Units(1)		Percent of Class(3)
Mace Siegel	76	Chairman of the Board of Directors	1993	178,375(4)(5)	*	3,514,316	(6)	9.24%
Arthur M. Coppola	50	President and Chief Executive Officer	1993	918,684(7)(8)(9)	2.52%	1,443,316		6.24%
Dana K. Anderson	67	Vice Chairman of the Board of Directors	1993	132,686(10)(11)	*	1,332,632	(12)	3.88%
Edward C. Coppola	47	Executive Vice President	1993	453,928(13)(14)(15)	1.25%	841,368		3.47%
Thomas E. O'Hern	46	Executive Vice President, Chief Financial Officer and Treasurer	1993	149,476(16)(17)(18)	*	—		*
Richard A. Bayer	52	Executive Vice President, General Counsel and Secretary	1994	120,455(19)(20)	*	—		*
David J. Contis	43	Executive Vice President and Chief Operating Officer	1997	141,442(21)(22)(23)	*	—		*
Larry E. Sidwell	58	Executive Vice President, Real Estate	1998	132,748(24)(25)	*	—		*

*
The percentage of shares beneficially owned by this executive officer does not exceed one percent of the Company's Common Stock.

(1)
Except as provided under applicable state marital property laws or as otherwise noted, each individual in the table above has sole voting and investment power over the shares of Common Stock or OP Units listed.

(2)
Assumes that none of the outstanding OP Units or any convertible securities of the Company are redeemed for or converted into shares of Common Stock.

(3)
Assumes that all OP Units held by the person are redeemed for shares of Common Stock and that none of the OP Units or any convertible securities of the Company held by other persons are redeemed for or converted into shares of Common Stock, notwithstanding the percentage limitations under the Company's Charter which limit the number of shares that may be acquired by such person.

(4)
Includes 48,711 shares subject to options granted to Mr. Siegel under the 1994 Incentive Plan that are currently exercisable or exercisable before May 1, 2002.

(5)
Includes 129,664 shares of Common Stock held by the Mace and Jan Siegel Living Trust.

(6)
All 3,514,316 OP Units are held by the Mace and Jan Siegel Living Trust.

(7)
Includes 900 shares held by Mr. A. Coppola as custodian for his minor son as to which shares Mr. Coppola disclaims any beneficial ownership.

(8)
Includes 600,000 shares subject to options granted to Mr. A. Coppola under the 1994 Incentive Plan that are currently exercisable or exercisable before May 1, 2002. Also includes 51,488 shares of Common Stock pledged to secure the loan to Mr. Coppola described on page 17 of this Proxy Statement under "Loans to Executive Officers."

(9)
Includes 61,827 shares of non-transferrable restricted stock granted to Mr. A. Coppola under the 1994 Incentive Plan or the 2000 Incentive Plan that will vest after April 30, 2002.

(10)
Includes shares held in trust by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(11)
Includes 58,211 shares subject to options granted to Mr. Anderson under the 1994 Incentive Plan that are currently exercisable or exercisable before May 1, 2002.

(12)
All 1,332,632 OP Units are held by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

(13)
Includes 290,000 shares subject to options granted to Mr. E. Coppola under the 1994 Incentive Plan that are currently exercisable or exercisable before May 1, 2002. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Coppola described on page 17 of this Proxy Statement under "Loans to Executive Officers."

(14)
Includes 31,000 shares held by the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 2,700 shares held by Mr. E. Coppola as custodian for his minor children. This family partnership is 90% owned by the trusts for Mr. Coppola's children and 5% owned by each of Mr. Coppola and his wife. Mr. Coppola disclaims any beneficial ownership of the shares held for his children or by his wife.

(15)
Includes 29,910 shares of non-transferrable restricted stock granted to Mr. E. Coppola under the 1994 Incentive Plan or 2000 Incentive Plan that will vest after April 30, 2002.

(16)
Includes 65,000 shares subject to options granted to Mr. O'Hern under the 1994 Incentive Plan that are currently exercisable or exercisable before May 1, 2002. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. O'Hern described on page 17 of this Proxy Statement under "Loans to Executive Officers."

(17)
Includes 2,695 shares held by Mr. O'Hern as custodian for his minor children as to which shares Mr. O'Hern disclaims any beneficial ownership.

(18)
Includes 12,457 shares of non-transferrable restricted stock granted to Mr. O'Hern under the 1994 Incentive Plan or the 2000 Incentive Plan that will vest after April 30, 2002 and 641 shares of Common Stock held for Mr. O'Hern under the Company's 401(k)/Profit Sharing Plan.

(19)
Includes 60,499 shares subject to options granted to Mr. Bayer under the 1994 Incentive Plan that are currently exercisable or exercisable before May 1, 2002 and 2,595 shares held by Mr. Bayer as custodian for his minor children as to which shares Mr. Bayer disclaims any beneficial ownership. Also includes shares of Common Stock held by the Bayer Trust of which 39,869 shares of Common Stock are pledged to secure the loan to Mr. Bayer described on page 17 of this Proxy Statement under "Loans to Executive Officers."

(20)
Includes 10,203 shares of non-transferrable restricted stock granted to Mr. Bayer under the 1994 Incentive Plan or the 2000 Incentive Plan that will vest after April 30, 2002.

(21)
Includes 40,000 shares subject to options granted to Mr. Contis under the 1994 Incentive Plan that are currently exercisable or exercisable before May 1, 2002. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Contis described on page 17 of this Proxy Statement under "Loans to Executive Officers."

(22)
Includes 23,611 shares of non-transferrable restricted stock granted to Mr. Contis under the 1994 Incentive Plan or the 2000 Incentive Plan that will vest after April 30, 2002.

(23)
Includes 600 shares owned by Mr. Contis' wife as to which shares Mr. Contis has neither voting nor investment power and disclaims any beneficial ownership, and 2,000 shares held by Mr. Contis as custodian for his minor children as to which shares Mr. Contis disclaims any beneficial ownership.

(24)
Includes 40,000 shares subject to options granted to Mr. Sidwell under the 1994 Incentive Plan that are currently exercisable or exercisable before May 1, 2002. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Sidwell described on page 17 of this Proxy Statement under "Loans to Executive Officers."

(25)
Includes 20,514 shares of non-transferrable restricted stock granted to Mr. Sidwell under the 1994 Incentive Plan or the 2000 Incentive Plan that will vest after April 30, 2002. Also includes 6,000 stock units issued pursuant to the 1994 Incentive Plan which are fully vested and will be distributed in three equal annual installments beginning March 31, 2002.

        Biographical information concerning Messrs. Siegel, A. Coppola, Anderson and E. Coppola is set forth under the caption "Information Regarding Nominees and Directors."

        Thomas E. O'Hern has been an Executive Vice President of the Company since December 1998 and has been the Chief Financial Officer and Treasurer of the Company since July 1994. Mr. O'Hern also served as a Senior Vice President of the Company from March 1994 to December 1998. From the formation of the Company to July 1994, Mr. O'Hern served as Chief Accounting Officer, Treasurer and Secretary of the Company. Mr. O'Hern is a member of the Board of Directors of The Abbey Company, a commercial real estate organization and Linux Progeny, Inc., a private software company. Mr. O'Hern is also a certified public accountant.

        Richard A. Bayer joined the Company in May 1994, and has been General Counsel and Secretary of the Company since July 28, 1994 and an Executive Vice President of the Company since December 1998. From 1983 to 1994, Mr. Bayer was an attorney with the law firm of O'Melveny & Myers LLP. From 1972 to 1983, Mr. Bayer held various professional positions at the University of California, San Diego, including Resident Dean of Revelle College and Associate Dean of Students. Mr. Bayer is a member of the Board of Directors of the Independent Colleges of Southern California, Inc., a 501(c)(3) tax-exempt charitable organization.

        David J. Contis has been employed by the Company since May 1997, and currently serves as its Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Contis was employed from January 1980 to May 1997 by various affiliates of Equity Group Investments Inc., a diversified holding company for the real estate and corporate investments of Mr. Samuel Zell. From 1987 to 1997, Mr. Contis was employed in various capacities by Equity Properties & Development L.P., a subsidiary of Equity Group Investments Inc. Equity Properties & Development L.P. owned and managed a portfolio of 38 retail properties, aggregating 20 million square feet. In 1992, Mr. Contis was named Vice Chairman, Executive Vice President and Chief Operating Officer of Equity Properties & Development L.P. Mr. Contis is a member of the Board of Directors, Compensation Committee and Audit Committee of Dundee Realty Corp., Toronto, Canada. Mr. Contis is also an attorney. Mr. Contis is a Trustee of the International Council of Shopping Centers.

        Larry E. Sidwell joined the Company in February 1997 as Senior Vice President, Development of the Management Companies, and was appointed Senior Vice President, Development of the Company in April 1998 and is currently Executive Vice President, Real Estate. He is responsible for the Company's redevelopment and expansion activities involving anchor tenants. Mr. Sidwell held various positions with The May Department Stores Company during the period from April 1983 until joining the Company in 1997, including Vice President of the Western Region, and Senior Vice President of May Realty, Inc. Mr. Sidwell was Director of Development of C.B.L. & Associates, Inc. from December 1981 until March 1983, and prior to that held various positions with Sears, Roebuck and Co. during the period commencing in July 1969, including Vice President, Development for the Western Region for Homart Development Co.

Executive Compensation

        The following table and accompanying notes show for the Chairman, Chief Executive Officer, Vice-Chairman and the four next most highly compensated executive officers of the Company, as of December 31, 2001, the aggregate compensation paid by the Company and the Management Companies to such persons during 2001, 2000 and 1999.

Summary Compensation Table

		Annual Compensation(1)		Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)(2)	Bonus($)	Restricted Stock Awards($)(3)(4)	Securities Underlying Options/SARs(#)	All Other Compensation ($)(5)(6)
Mace Siegel	2001	350,000	—	—	—	3,745
Chairman	2000	350,000	—	—	—	17,500
	1999	348,394	—	—	—	23,806
Arthur M. Coppola	2001	500,000	(3)	675,000	—	42,349
President and Chief	2000	500,000	(3)	843,750	—	50,000
Executive Officer	1999	519,231	(3)	937,515	300,000	26,380
Dana K. Anderson	2001	300,000	—	—	—	5,895
Vice Chairman	2000	300,000	—	—	—	15,000
	1999	305,660	—	—	—	15,283
Edward C. Coppola	2001	350,000	(3)	250,000	—	17,315
Executive Vice President	2000	350,000	(3)	437,500	—	22,300
	1999	363,462	(3)	525,011	40,000	29,867
David J. Contis	2001	360,254	118,751(3)(7)	300,000	—	23,113
Executive Vice President	2000	310,140	125,374(3)(7)	300,000	—	20,307
and Chief Operating Officer	1999	322,068	131,816(3)(7)	337,522	40,000	55,314
Thomas E. O'Hern	2001	327,885	110,000	110,000	—	26,994
Executive Vice President,	2000	300,000	210,000(8)	110,000	—	25,300
Chief Financial Officer	1999	311,539	(3)	304,152	40,000	65,255
and Treasurer
Richard A. Bayer	2001	266,827	90,000	90,000	—	5,100
Executive Vice President,	2000	225,000	190,000(8)	90,000	—	4,971
General Counsel and Secretary	1999	233,654	(3)	250,000	40,000	5,837

(1)
The value of all perquisites and personal benefits, securities or property provided by the Company to each of the above executives did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of the executive in any year.

(2)
For 2001, the base salary for Messrs. Contis, O'Hern and Bayer increased effective June 1, 2001. For 1999, the amount of salary paid is higher than the base salary for each executive because there was one additional pay period. Effective February 9, 1999, the base salary for Messrs. Siegel and Anderson increased. Salary earned but deferred under the Company's deferred compensation plans at the election of those officers is included in such amounts. Under split dollar life insurance arrangements with Messrs. Siegel, A. Coppola, Anderson and E. Coppola, the Company has used some portion of the amounts deferred to pay the component of the premium attributable to the whole life element of a life insurance policy for each executive. The component of the premium attributable to the term element of the policy is not paid by the Company.

(3)
The Company established a new cash bonus/restricted stock program (the "Restricted Stock Bonus Program") under the 1994 Incentive Plan for executives and senior officers in 1998. The Restricted Stock Bonus Program was also established under the 2000 Incentive Plan. In 1999, 2000 and 2001, eligible participants were offered the opportunity to elect to receive all or a portion of what would otherwise have been a cash bonus in restricted stock. Subject to certain conditions, if a participant elected to receive restricted stock instead of cash, he received a number of shares of Common Stock that was valued as of the date of the award at 1.5 times the amount he would otherwise then receive in cash.

  In 2001, Messrs. A. Coppola, E. Coppola and Contis elected to participate in the Restricted Stock Bonus Program. The notional cash amount of the executive's bonus received in restricted stock, the number of shares of restricted stock received under the Restricted Stock Bonus Program and the dollar value of such shares as of the grant date based on the closing price of the Common Stock on March 30, 2001 (the last trading day before the grant date) of $21.95 were: Arthur Coppola-$270,000; 18,451 shares ($405,000); Edward Coppola-$100,000; 6,834 shares ($150,000); and David Contis-$120,000; 8,200 shares ($180,000). See also Note (4) below.

  In 2000, Messrs. A. Coppola, E. Coppola and Contis elected to participate in the Restricted Stock Bonus Program. The notional cash amount of the executive's bonus received in restricted stock, the number of shares of restricted stock received under the Restricted Stock Bonus Program and the dollar value of such shares as of the measurement date based on the closing price of the Common Stock on February 18, 2000 of $20 1/8 were: Arthur Coppola-$337,500; 25,155 shares ($506,250); Edward Coppola-$175,000; 13,043 shares ($262,500); and David Contis-$120,000; 8,944 shares ($180,000). See also Note (4) below.

  In 1999, Messrs. A. Coppola, E. Coppola, Contis, O'Hern and Bayer elected to participate in the Restricted Stock Bonus Program. The notional cash amount of the executive's bonus received in restricted stock, the number of shares of restricted stock received under the Restricted Stock Bonus Program and the dollar value of such shares as of the grant date based on the closing price of the Common Stock on March 31, 1999 of $22 11/16 were: Arthur Coppola-$375,000; 24,793 shares ($562,500); Edward Coppola-$210,000; 13,884 shares ($315,000); David Contis-$135,000; 8,926 shares ($202,500); Thomas O'Hern-$120,000; 7,934 shares ($180,000) and Richard Bayer-$100,000; 6,612 shares ($150,000). See also Note (4) below.

(4)
Dollar amount shown equals the number of shares of restricted stock granted in the applicable year (including those grants under the Restricted Stock Bonus Program) multiplied by the stock price on the applicable grant or measurement date. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. The number and dollar value of shares of restricted stock held on December 31, 2001, based on the closing price of the Common Stock on December 31, 2001, of $26.60 were: Arthur Coppola 94,660 shares ($2,517,956); Edward Coppola-45,962 shares ($1,222,589); David Contis-35,965 shares ($956,669); Thomas O'Hern-20,091 shares ($534,421); and Richard Bayer-16,495 shares ($438,767). Restricted stock granted prior to 2000 vest over a five-year period, with 20% of the shares vesting on each of the first, second, third, fourth and fifth anniversaries of the grant date except that grants of restricted stock made to Mr. A. Coppola and Mr. E. Coppola during 1997 vest over a three-year period, with 33 1/3 of the shares vesting on each of the first, second and third anniversaries of the grant date. All restricted stock granted in 2000 vests over a four-year period, with 25% of the shares vesting on each of the first, second, third and fourth anniversaries of the grant date. Restricted stock granted in 2001 vests over a three-year period, with 33 1/3 of the shares vesting on each of the first, second and third anniversaries of the grant date. Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares. The vesting of restricted stock held by executive officers generally will be accelerated if the Company terminates the executive without cause. For Messrs. E. Coppola, Contis, O'Hern and Bayer, the vesting of restricted stock held by these executive officers will be accelerated upon a change of control pursuant to the terms of the agreements discussed below. Vesting can also be accelerated in the discretion of the Committee administering the applicable plans.

(5)
Amounts shown for 2001, 2000 and 1999 include matching deferred compensation contributions by the Company as determined by the Board of Directors annually under certain deferred compensation plans. Amounts shown for Messrs. E. Coppola, Contis, O'Hern and Bayer also include profit sharing contributions by the Company as determined by the Board of Directors annually under the Company's 401(k)/Profit Sharing Plan.

(6)
Amounts shown for 1999 include the amounts earned in 1999 based upon selected crediting alternatives under the Company's deferred compensation plans by Mr. Siegel (1999-$6,386); Mr. A. Coppola (1999-$418); Mr. E. Coppola (1999-$6,894;); Mr. Contis (1999-$34,410); Mr. O'Hern (1999-$44,879) and Mr. Bayer (1999-$1,037). No amounts were earned in 2000 or 2001 for these participants under these plans except Mr. Bayer earned $171 in 2000.

(7)
Represents forgiveness of $110,000 of principal and $8,751 of imputed interest for 2001, represents forgiveness of $110,000 of principal and $15,374 of imputed interest for 2000, and represents forgiveness of $110,000 of principal and $21,816 of imputed interest for 1999 pursuant to a relocation loan agreement between the Company and Mr. Contis. See "Certain Transactions-Loans to Executive Officers." All amounts representing imputed interest were calculated at an imputed rate of 7% per annum.

(8)
Includes forgiveness of $100,000 of principal of the stock purchase loans made to Messrs. O'Hern and Bayer in 1997. See "Certain Transactions-Loans to Executive Officers."

In 2001, certain options previously granted to Messrs. Contis and Sidwell were exchanged for unrestricted shares of Common Stock at a ratio of one unrestricted share or stock unit for each existing option to purchase ten shares of Common Stock pursuant to the 1994 Incentive Plan. Effective March 31, 2001, 75,000 options granted to Mr. Contis on May 8, 1997 (exercise price of $26.50) were exchanged for 7,500 shares of unrestricted stock and 60,000 options granted to Mr. Sidwell on February 11, 1997 (exercise price of $26.88) were exchanged for 6,000 stock units. The closing price of the Company's Common Stock on March 30, 2001 (the last trading day before the exchanges) was $21.95. These stock option exchanges were approved by the Board of Directors and the Compensation Committee based in part on the analysis of its outside compensation consultant that the fair value of the exchanged options was not less than the fair market value of the shares as of the effective date. The Company has not previously exchanged options or amended any option pricing terms.

Employment and Termination Benefit Agreements

        The Company or an affiliate has employment agreements with Messrs. Siegel, A. Coppola, Anderson, E. Coppola, O'Hern, Bayer and Sidwell which provide for various benefits, including minimum annual base salaries. Actual salaries paid to each of these executives are set forth in the "Summary Compensation Table" above and exceed the minimum base salaries. All of the agreements are in extension periods and provide for automatic one-year extensions when one year of the term, as extended, remains unless notice to the contrary is delivered by either party within 30 days of the expiration date.

        The employment agreements provide for various payments to the executive officer or his beneficiaries in the event of his death, disability or termination of employment. In the event of death or disability, during the remainder of the term of the agreement, the Company will continue to pay the executive or his beneficiaries, as applicable, the executive's annual base salary at the same time and in the same manner as if he had continued to perform services under the agreement. In addition, the executive or his surviving spouse is entitled to receive the same level of health insurance provided to other executives of the Company. If the executive's employment is terminated by the Company for "cause" or because the executive violated any non-competition, anti-solicitation or confidentiality provisions of the agreement, the agreement terminates without further obligation to the executive except for payment of accrued amounts (including any deferred compensation). If the Company terminates the executive's employment other than for cause, the Company is required to pay to the executive a lump sum equal to three times the executive's base salary for one year at the rate in effect immediately prior to the executive's termination, any accrued vacation pay and any compensation previously deferred by the executive in accordance with the terms of any deferred compensation plan or agreement.

        These employment agreements further provide various benefits to the executives if, within two years following a change of control, the executive officer's employment is terminated other than for cause or he terminates his employment for "good reason". In 2002, the Company entered into Management Continuity Agreements (the "Continuity Agreements") with Messrs. E. Coppola, Contis, O'Hern, Bayer and Sidwell which amend the change of control benefits provided under the employment agreements for each such executive (as applicable) and provide benefits consistent with current industry practice. The Continuity Agreements provide that if within two years following a change of control (the "Protected Period") the executive officer's employment is terminated for any reason other than cause, death or disability or by the executive for good reason (a "Qualified Termination"), such executive officer will be entitled to receive an amount equal to two times the sum of (1) the executive's base salary and (2) the average of the cash and stock portion of the executive's annual incentive bonus (including any cash portion of an incentive bonus which the executive has elected to convert into shares of restricted stock or stock units under the Restricted Stock Bonus Program or other comparable, optional stock-in-lieu of cash benefit programs). "Good reason" generally includes an adverse and significant change in position, duties or responsibilities, reduction in base salary, change of location, adverse modification of bonus, benefit plans or fringe benefits or material breach of the employment agreement or Continuity Agreement by the Company. "Change of control" generally requires a corporate transaction involving a 40% or greater change in ownership, certain majority changes in the Board of Directors or with limited exceptions the acquisition of more than 20% of the Company's outstanding shares of Common Stock or voting securities by any person.

        The Continuity Agreements further provide that if any payment by the Company to or for the benefit of the executive (whether pursuant to the terms of the Continuity Agreement or otherwise) would be subject to an excise tax imposed under certain provisions of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties with respect thereto (the "Excise Tax"), then the executive shall be entitled to receive a gross-up payment in an amount so that the executive is in the same after-tax position as if there were no Excise Tax. The executive will not receive this gross-up payment if the parachute value of all such payments does not exceed 110% of an amount equal to 2.99 times the executive's "base amount" (the "Safe Harbor Amount"). In such event, the amounts payable under the Continuity Agreement shall be reduced so that the parachute value of all payments to the executive, in the aggregate, equals the Safe Harbor Amount.

        Upon a change of control, the Continuity Agreements provide that any shares of restricted stock or stock units held by the executive that remain unvested shall immediately vest and any unvested stock options held by the executive shall vest and be exercisable. Any such stock options shall remain exercisable not less than one year after the date of the change of control.

        The Continuity Agreements further provide that the executive may, during the first year after the change of control occurs, surrender the shares pledged by the executive to secure his loan with the Company ("Pledged Shares") and pay any delinquent interest in full satisfaction of any outstanding principal and interest then due under such loans. Upon a Qualified Termination or upon a termination of the executive's employment because of death or disability during the Protected Period, the executive (or the executive's beneficiary or legal representative, as the case may be) must within one year after the later of the date of such termination or the change of control (A) repay any outstanding principal and interest then due under the loan or (B) surrender the Pledged Shares and pay any delinquent interest in full satisfaction of any such outstanding balance. In no event may the loan extend beyond its original 10 year term.

        Messrs. Siegel, A. Coppla and Anderson will receive the change of control benefits provided under their employment agreements. These agreements generally provide various benefits to the executives if, within two years following a change of control, the executive officer's employment is terminated other than for cause or he terminates his employment for good reason which includes payment of an amount equal to the sum of the highest annual salary in effect during the three years preceding the change of control and the highest bonus award received for any calendar year prior to the change of control.

        In addition, the vesting of restricted stock held by executive officers generally will be accelerated if the Company terminates the executive without cause. The Compensation Committee also has discretionary authority to accelerate the exercisability of any or all options and the vesting of other awards under the Incentive Plans in a change in control or other context.

        Furthermore, the Company has established an executive officer salary deferral plan for Messrs. Siegel, A. Coppola, Anderson and E. Coppola pursuant to which participants are entitled to defer compensation until the earlier of a specified date established by the participant or his death. This plan provides that participants become 100% vested upon a change in control in all amounts credited to their accounts.

Option Grants and Exercises

        Option Grants in Fiscal Year 2001.    None of the executives listed under the "Summary Compensation Table" received any option grants in 2001. The Company has not granted any stock appreciation rights.

        Option Exercises and Year-End Holdings.    The following table sets forth information regarding the number and value of options held at the end of 2001 by the Company's Chairman of the Board, Chief Executive Officer, Vice Chairman and the four other most highly compensated executive officers.

Fiscal Year-End 2001 Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)	Value of Unexercised in-the-Money Options at Fiscal Year End($)(1)
Name	Securities Acquired on Exercise(#)	Value Realized($)(2)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Mace Siegel	21,289	102,782	58,711/0	446,204/0
Arthur M. Coppola	—	—	500,000/100,000	2,530,500/322,500
Dana K. Anderson	29,000	$162,840	58,211/0	376,654/0
Edward C. Coppola	—	—	276,667/13,333	1,723,001/42,999
David J. Contis	—	—	26,400/13,600	85,140/43,860
Thomas E. O'Hern	35,000	214,469	51,667/13,333	244,751/42,999
Richard A. Bayer	—	—	47,166/13,333	231,761/42,999

(1)
This amount represents solely the difference between the market value at December 31, 2001 ($26.60) of those unexercised options which had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.

(2)
An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of Common Stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

Certain Transactions

        The following provides a description of certain relationships and related transactions between various directors and executive officers of the Company and the Company or its subsidiaries and affiliates.

        Management Companies.    As of January 1, 2001, all of the common stock of Macerich Property Management Company and Macerich Management Company was owned by the Principals, which enabled the Principals to control the election of the board of directors of each company. The Operating Partnership owned all of the non-voting preferred stock of Macerich Property Management Company and Macerich Management Company, which is generally entitled to dividends equal to 95% of the net cash flow of each company. Effective March 29, 2001, Macerich Property Management Company merged with and into Macerich Property Management Company, LLC ("MPMC LLC"). MPMC LLC is a single-member Delaware limited liability company and is 100% owned by the Operating Partnership. Macerich Management Company provides property management services to Centers owned by certain of the Company's joint venture entities and other third parties. MPMC LLC provides management services to the Company's wholly-owned Centers.

        Macerich Management Company provides property management, leasing and other related services to eight community shopping centers and other businesses in which Mr. Siegel has interests. Under the terms of the applicable management agreements, Macerich Management Company is reimbursed for compensation paid to on-site employees, leasing agents and redevelopment and construction staff, and other administrative expenses. In addition, Macerich Management Company earns a management fee equal to approximately one and one-half to five percent of gross rental revenue. Management fees earned from services provided to these community shopping centers and other businesses during the year ended December 31, 2001 were $85,140.

        Pursuant to the management agreements, the Operating Partnership and certain Property Partnerships engage the Management Companies to provide property management, leasing and other related services to the Centers. Under the terms of the management agreements, the Management Companies are reimbursed for compensation paid to on-site mall employees, leasing agents and redevelopment and construction staff, and other administrative expenses. In addition, the Management Companies earn a management fee typically equal to one and one-half to five percent of gross rental revenue. Management fees paid to Macerich Management Company for services provided to the Centers during the year ended December 31, 2001 were $7,640,000. Management fees paid to Macerich Management Property Company for the period until its merger with MPMC, LLC on March 29, 2001 were $757,000.

        Guarantees.    The Principals have guaranteed mortgage loans encumbering two Centers. The aggregate principal amount of the two loans is approximately $23,750,000, of which approximately $15,072,000 is guaranteed by the Principals as follows: Mr. Siegel $7,125,000; Mr. A. Coppola $1,900,000; Mr. Anderson $3,820,000 and Mr. E. Coppola $2,227,000.

        Loans to Executive Officers.    During 1997, to encourage acquisitions of Common Stock by certain executives, the Company made loans to Messrs. Bayer, Contis, E. Coppola, O'Hern and Sidwell to finance their purchase of Common Stock on the open market. Each loan was in the principal amount of $999,887, is full recourse to the executive, has a term of ten years (unless the executive's employment is terminated earlier, whereupon the loan must be repaid within 10 business days, except as necessary to avoid short-swing profit exposure), bears interest at a rate of 7% per annum (which is payable quarterly and has been paid when due), and is secured by a pledge of 39,869 shares of Common Stock that were purchased by the executive. Upon a change of control the terms of the loans for Messrs. E. Coppola, Contis, O'Hern, Bayer and Sidwell change with respect to repayment as outlined under "Employment and Termination Benefit Agreements" on page 14 of this Proxy Statement. During 2001 and at March 1, 2002, the outstanding balance of each of the loans for Messrs. Contis and E. Coppola was $999,887. The outstanding balance of each of the loans made to Messrs. O'Hern, Sidwell and Bayer was $899,887 during 2001 and at March 1, 2002.

        During 1999, the Company authorized a loan of $1,000,000 to Mr. A. Coppola to finance his purchase of Common Stock on the open market. Mr. A. Coppola used this loan to purchase an aggregate of 51,488 shares in 1999 and 2000. The loan has the same terms as the loans described above (except upon a change of control) and is secured by a pledge of the 51,488 shares of Common Stock that were purchased by Mr. A. Coppola. During 2001 and at March 1, 2002, the outstanding balance of the loan was $999,994.

        In addition, during 1997, as part of the compensation package offered to Mr. Contis to encourage him to accept employment with the Company, the Company made a $550,000 relocation loan to him, which loan was non-interest bearing, was due on demand in the event Mr. Contis' employment was terminated, and was forgiven ratably over a five year term. As of March 1, 2002, there was no outstanding principal balance remaining. See Note 7 on page 14 of this Proxy Statement.

        Website Services.    During 1999, the Company chose Red 5 Interactive, Inc. ("Red 5"), after evaluating other potential service providers, to develop websites for 43 of the Company's Centers. During 2001, Red 5 was paid $429,890 for the website design, development, applications, maintenance, hosting and support services it provided under certain agreements with the Company. Red 5 will continue to provide these services as well as additional specialty services to the Company during 2002 at an estimated cost of $500,000. The Company believes the terms of these agreements with Red 5 are fair to the Company and are no less favorable than those available through unrelated third parties providing comparable services. Ed Coppola and the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) each own a 25.5% interest in Red 5. This family partnership is 90% owned by the trusts for Mr. Coppola's children and 5% owned by each of Mr. Coppola and his wife. Mr. Coppola is also a director of Red 5. Mr. Coppola's sole interest and involvement in this transaction with Red 5 is through his and his family's ownership of Red 5 stock. Mr. Coppola's brother-in-law is the President and CEO, a director and 25% shareholder of Red 5.

REPORT OF THE COMPENSATION COMMITTEE

        The following Report of the Compensation Committee and the Stock Performance Graph included in this Proxy Statement shall not be deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report or the Stock Performance Graph by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

        The Compensation Committee.    The Compensation Committee (the "Committee") reviews and recommends to the Board of Directors compensation for the Company's officers and key employees and administers certain of the Company's employee benefit and stock plans, with authority to authorize awards under the Company's incentive plans. The current members of the Committee are Messrs. Moore and Cownie and Dr. Sexton.

        Objectives of the Company's Executive Compensation Program.    The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who are capable of leading the Company effectively and continuing its growth. The Company's objective has been to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives to achieve the business objectives of the Company which include encouraging stock ownership. The Committee intends to target aggregate compensation levels at rates that are reflective of current practices of comparable companies in the real estate investment trust ("REIT") industry, particularly companies that own retail malls.

        Elements of the Program.    The Company's executive compensation program includes three principal elements, each of which is intended to serve the overall compensation philosophy of the Company. First, the executive's base salary is intended to create a minimum level of compensation that is reasonably competitive with other retail mall REITs. Second, the Company uses stock options and restricted stock and may use other stock awards under its incentive plans as a long-term incentive. The Company believes that these types of awards are an important means to link the interests of management and stockholders and to encourage management to adopt a longer term perspective. Finally, the Company has established an annual incentive compensation plan for executive officers and other senior officers and key employees under which bonuses, which may be paid in cash and/or in the form of restricted stock, are awarded based upon the achievement of individual and corporate performance goals. The objective of this incentive compensation plan is to motivate and reward executives for performance that benefitted the Company and to recognize the contribution of its key employees. In addition, the Restricted Stock Bonus Program established under the Company's stock incentive plans offers greater flexibility regarding cash bonuses and provides a convenient method for participants to elect to increase their stock ownership in the Company. Eligible participants are offered the opportunity to receive all or a portion of what would otherwise have been a cash bonus in restricted stock, valued as of the date of the award at 1.5 times the amount otherwise payable in cash to reflect the substantial risks associated with the award. See Note 3 on page 13 of this Proxy Statement.

        Executive officers of the Company further participate in certain deferred compensation plans, and four executive officers also participate in a split dollar life insurance arrangement, to assist them in their tax and estate planning. In addition, the executive officers are eligible to receive other benefits such as medical and retirement benefits.

        Competitive Compensation Comparisons.    The Company has commissioned an outside compensation consultant, FPL Associates, L.P. ("FPL"), to assist the Committee in the development and review of the Company's compensation programs for its executive and senior officers and certain key employees. Among other things, FPL has reviewed the compensation programs of similar companies in the REIT industry, including retail mall owners, and compared them to the Company's compensation programs. Since the Company's IPO, FPL has performed these reviews typically on an annual basis focusing on the development of a competitive total compensation program. The last compensation study was conducted in 2001 prior to establishing the compensation structure for that year.

        CEO Compensation.    Mr. Arthur Coppola's base salary is reviewed by the Committee on an annual basis and is subject to discretionary increases that generally are based on, in the subjective judgment of the Committee, individual and corporate performance (including the successful completion of acquisitions, financings, redevelopments, other business initiatives and increases in total funds from operations and funds from operations per share) and competitive, economic and other factors deemed relevant by the Committee. Effective March 23, 1998, Mr. Coppola's annual salary was increased to $500,000 per year largely based on the 1998 compensation study indicating that Mr. Coppola's base salary remained low compared to his REIT industry peers. His salary remained the same for 2001.

        In addition to Mr. Coppola's base salary, he elected to receive in 2001 under the terms of the Restricted Stock Bonus Program 18,451 shares of restricted stock in lieu of a $270,000 cash bonus. The shares vest over a three-year period. The Compensation Committee changed the vesting period for all new restricted stock grants commencing in 2001 from four years to three years based on the 2001 compensation study which showed that an increasing number of the Company's peers have three-year vesting periods and to further motivate and reward participants. As an additional long-term incentive, in 2001 the Committee granted to Mr. Coppola 12,300 additional shares of restricted stock that vest over a three-year period. These grants of restricted stock are subject to certain conditions. For details of these grants, see the table captioned "Summary Compensation Table" and the discussion at page 13 of this Proxy Statement. Mr. Coppola's long-term incentive compensation award was based upon the Committee's evaluation of his individual and the Company's performance in 2001 as well as the Committee's desire to maintain Mr. Coppola's long-term incentive compensation at a level which is competitive to that of his peers in the REIT industry. These restricted stock grants as well as the continuation of the Restricted Stock Bonus Program were made on a basis that is consistent with the Company's philosophy of granting long-term incentive awards to provide executives with a promise of longer term rewards directly linked to increased share values.

        Other Executive Officers.    The 2001 FPL study indicated that the base salaries of Messrs. Contis, O'Hern, Bayer and Sidwell were low compared to their respective peers. Therefore, the base salaries of Messrs. Contis, O'Hern, Bayer and Sidwell were increased to $400,000, $350,000, 300,000 and $275,000, respectively, effective June 1, 2001. The Committee, however, believed that the salary structure in place for the remaining executive officers remained appropriate for 2001. The other executive officers also received, in some cases, bonus awards under the Company's incentive compensation plan and equity-based incentive compensation in the form of restricted stock awards in 2001. The 2001 restricted stock awards and bonuses were granted to certain executive officers based on the Committee's subjective evaluation of individual and corporate performance, including the same factors described above regarding Mr. A. Coppola's compensation. Messrs. E. Coppola, Contis and Sidwell each participated in the Restricted Stock Bonus Program and elected to convert all or a portion of what would otherwise have been a cash bonus to restricted stock. All of the executives are entitled to receive minimum specified annual base salaries as set forth in their respective employment agreements with the Company, except Mr. Contis who does not have an employment agreement. The Committee contemplates that any annual increases will generally be based on substantially the same criteria that will be used for Mr. A. Coppola.

        In 2001, the Committee authorized the exchange of certain options previously granted to Messrs. Contis and Sidwell for unrestricted shares of Common Stock at a ratio of one unrestricted share or stock unit for each existing option to purchase ten shares of Common Stock. Specifically, 75,000 options granted to Mr. Contis on May 8, 1997 (exercise price of $26.50) were exchanged for 7,500 shares of unrestricted stock and 60,000 options granted to Mr. Sidwell on February 1, 1997 (exercise price of $26.88) were exchanged for 6,000 stock units pursuant to the 1994 Incentive Plan. These stock option exchanges were based in part on the analysis of FPL that the fair value of the exchanged options was not less than the fair market value of the shares as of the effective date.

        The Compensation Committee also approved enhancements to the change of control benefits provided under the employment agreements of Messrs. E. Coppola, O'Hern, Bayer and Sidwell to reflect current industry practice as outlined in FPL's survey. In addition, the same benefits were provided to Mr. Contis who did not have a prior agreement. For details of these change of control benefits see "Employment and Termination Benefit Agreements" on page 14 of this Proxy Statement.

        Section 162(m) Issues.    The Committee's policy with respect to Section 162(m) of the Code, to the extent Section 162(m) is applicable, is to make reasonable efforts to ensure that compensation remains deductible, while preserving the authority to pay compensation that may not be deductible if that is considered advisable to appropriately reward Company executives for their performance. The Company did not pay any compensation during 2001 that was subject to the Section 162(m) limitation. Restricted stock grants, however, are not performance-based for these purposes and thus their cumulative vesting could result in non-deductible compensation in future years.

Members of the Compensation Committee
James S. Cownie
Stanley A. Moore
Dr. William P. Sexton

STOCK PERFORMANCE GRAPH

        The following graph provides a comparison, from December 31, 1996 through December 31, 2001, of the cumulative total stockholder return (assuming reinvestment of dividends) of the Company, the Standard & Poor's ("S&P") 500 Index and the National Association of Real Estate Investment Trusts, Inc. Equity REIT Total Return Index (the "NAREIT Index"), an industry index of 175 REITs (including the Company). The NAREIT Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate.

        The graph assumes that the value of the investment in each of the Company's Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends.

        Upon written request directed to the Secretary of the Company, the Company will provide any stockholder with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the NAREIT Index and the S&P 500 Index were provided to the Company by SNL Securities LC.

	Period Ending
Index
	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
The Macerich Company	100.00	116.45	111.95	99.03	100.60	152.73
S&P 500 Index	100.00	133.37	171.44	207.52	188.62	166.22
NAREIT All Equity REIT Index	100.00	120.26	99.21	94.63	119.59	136.24

PRINCIPAL STOCKHOLDERS

        Except as otherwise noted, the following table sets forth information as of March 1, 2002 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, based upon Schedule 13G and Schedule 13D reports filed with the Commission and the records of the Company's transfer agent, and, as of March 1, 2002, the number of shares of the Company's Common Stock beneficially owned by its executive officers and directors as a group. Each of the persons listed below which has reported that it may be considered a beneficial owner of more than 5% of the Company's outstanding shares of Common Stock has certified that, to the best of its knowledge and belief, the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. The number of shares of the Company's Common Stock beneficially owned by each director is set forth in "Information Regarding Nominees and Directors" and the number of shares beneficially owned by each named executive officer is set forth in "Executive Officers."

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
European Investors Inc.(1) EII Realty Securities Inc. 717 5th Avenue New York, NY 10022	3,527,477	9.68%
Cohen & Steers Capital Management, Inc.(2) 757 Third Avenue New York, New York 10017	2,514,257	6.90%
Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisors, Inc.(3) One Franklin Parkway San Mateo, California 94403	2,264,781	5.85%
Morgan Stanley Dean Witter & Co. Morgan Stanley Investment Management Inc.(4)	1,887,355	5.18%
All directors and executive officers as a group (13 persons)(5)	2,662,133	7.31%

(1)
These entities made a joint filing on Schedule 13G and indicated that European Investors Inc. is an investment adviser and EII Realty Securities Inc. is a wholly-owned subsidiary of European Investors Inc. European Investors Inc. has sole voting power with respect to 774,387 shares, shared voting power with respect to 87,990 shares, sole dispositive power with respect to 812,887 shares and shared dispositive power with respect to 68,190 shares. EII Realty Securities Inc. has sole voting power with respect to 2,313,400 shares and sole dispositive power with respect to 2,646,400 shares.

(2)
The Schedule 13G indicates that the reporting entity is a registered investment adviser. The amount reported is based upon information received by the Company from its transfer agent.

(3)
These entities and individuals made a joint filing on Schedule 13G and indicated the securities (which consist of 2,264,781 shares of Common Stock that would be received upon the conversion of 70,510,000 convertible debentures) reported are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. ("FRI"). Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. The Schedule 13G further indicates that Franklin Advisors, Inc., an investment advisor and affiliate of FRI, has sole voting and dispositive power with respect to 2,223,989 shares. Fiduciary Trust Company International has sole voting and dispositive power with respect to 40,792 shares.

(4)
These entities made a joint filing on Schedule 13G and indicated that Morgan Stanley Dean Witter & Co. is filing solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units. Morgan Stanley Dean Witter & Co. has shared voting power with respect to 1,692,555 shares and shared dispositive power with respect to 1,887,355 shares. Morgan Stanley Investment Management Inc., a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co., is an investment adviser and has shared voting power with respect to 1,554,400 shares and shared dispositive power with respect to 1,749,200 shares. The address for Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036. The address for Morgan Stanley Investment Management Inc. is 1221 Avenue of the Americas, New York, New York 10020.

(5)
Includes options to purchase shares under the 1994 Incentive Plan, the 2000 Incentive Plan or the Director Plan which are currently exercisable or exercisable before May 1, 2002, restricted stock granted under the 1994 Incentive Plan or the 2000 Incentive Plan and stock units credited to certain directors under the Director Phantom Stock Plan. See also the Notes to the tables on page 3 and 9 of this Proxy Statement.

AUDIT COMMITTEE MATTERS

        The Audit Committee consists of three members, Messrs. Hochstim and Cownie and Dr. Sexton. In 2001, the Audit Committee met four times. The Audit Committee and the Board of Directors adopted a Charter for the Audit Committee in 2001 and review and reassess the adequacy of the Charter annually. The Company's securities are listed on the New York Stock Exchange and are governed by its listing standards. All members of the Audit Committee meet the independence standards of Section 303.01(B)(2)(a) of the New York Stock Exchange Listing Company Manual.

REPORT OF THE AUDIT COMMITTEE

        The following Report of the Audit Committee shall not be deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

        The Audit Committee of the Board of Directors assists the Board in performing its oversight responsibilities for the Company's financial reporting process, audit process and internal controls as more fully described in the Audit Committee's Charter.

        The Audit Committee reviewed and discussed the Company's audited financial statements for the year ended December 31, 2001 with the Company's management and with the Company's independent accountants. In addition, the Committee discussed with the Company's independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Committee has also received and reviewed the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the accountants their independence from the Company.

        Based on the review and discussions with management and the independent accountants described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Members of the Audit Committee
James S. Cownie
Theodore S. Hochstim
Dr. William P. Sexton

Information Concerning Fees of Independent Accountants

        For the year ended December 31, 2001, the Company paid fees to PricewaterhouseCoopers LLP for services in the following categories:

Audit Fees	$388,500
Financial Information
Systems Design & Implementation Fees	—
All Other Fees	983,626

        All Other Fees includes $961,000 for income tax compliance and related tax services. The Audit Committee has considered whether the provision of the non-audit services noted above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS

Independent Accountants

        The Board of Directors, on the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP as the Company's independent accountants to audit its financial statements for the year ending December 31, 2002. PricewaterhouseCoopers LLP (including its predecessors) has served as the principal independent accountants for the Company since its formation in September 1993.

        If the stockholders of the Corporation do not ratify the selection of PricewaterhouseCoopers LLP, or if such firm should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Board of Directors, on the recommendation of the Audit Committee, will appoint substitute independent public accountants. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2002. PROXIES RECEIVED WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

OTHER MATTERS

Solicitation of Proxies

        The cost of solicitation of Proxies in the form enclosed herewith will be paid by the Company. Solicitation will be made primarily by mail, but regular employees of the Company, without additional remuneration, may solicit Proxies by telephone, e-mail, facsimile and personal interviews. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain Proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals

        For a matter to be properly presented at the Annual Meeting by a stockholder, the Secretary of the Company must have received written notice thereof after February 17, 2002 and on or before March 19, 2002, as specified in the Company's Charter and Bylaws.

        A stockholder proposal submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for inclusion in the Company's proxy statement and form of Proxy for the 2003 annual meeting of stockholders must be received by the Company by December 1, 2002. Such a proposal must also comply with the requirements as to form and substance established by the Securities Exchange Commission for such proposals. A stockholder otherwise desiring to bring a proposal before the 2003 annual meeting of stockholders (including generally any proposal relating to the nomination of a director to be elected to the Board of Directors) must deliver the proposal to the principal executive offices of the Company after February 16, 2003 and on or before March 18, 2003 (not less than 60 nor more than 90 days prior to the first anniversary of the previous year's annual meeting). Any such proposal should be mailed to: The Macerich Company, 401 Wilshire Boulevard, No. 700, Santa Monica, California 90401, Attn: Secretary. Copies of the charter and Bylaws may be obtained by providing a written request to the Secretary of the Company at that address.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied, except that Mr. Contis did not report on a timely basis an open market purchase of 25 shares of Common Stock which were subsequently gifted.

Other Matters

        The Board of Directors does not know of any matter other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, Proxies will be voted in accordance with the discretion of the Proxy holders.

        REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY TODAY.

PROXY

        THE MACERICH COMPANY
Proxy Solicited on Behalf of the Board of Directors of
the Company for the Annual Meeting to be held on May 17, 2002

The undersigned stockholder of The Macerich Company, a Maryland corporation (the "Company"), hereby appoints Thomas E. O'Hern and Richard A. Bayer, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California on May 17, 2002 at 10:00 a.m. local time, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and revokes any Proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" Proposal 2 as described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.

(change of address/comments)

(If you have written in the above space, please mark the corresponding box on the reverse side of this Proxy)

SEE REVERSE SIDE

/*\  FOLD AND DETACH HERE  /*\

/x/	Please mark your votes as in this example.

The Board of Directors recommends a vote FOR the election of each of the nominees for director and FOR Proposal 2

1.	Election of all nominees for director. (on the right)	FOR ALL / /	FOR EXCEPT AS NOTED BELOW / /	WITHHELD AS TO ALL / /	Nominees: Dana K. Anderson, Theodore S. Hochstim and Stanley A. Moore	2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2002.	FOR / /	AGAINST / /	ABSTAIN / /
Vote withheld from the following nominee(s):
						3.	To vote and otherwise represent the undersigned on any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

							Comments/Address Change			/ /

SIGNATURE(S)	DATE
NOTE: Please sign exactly as name appears on this Proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title as such. Corporation and partnerships shall sign in full corporate or partnership name by an authorized person.		The signer hereby revokes all Proxies heretofore given by the signer with respect to said meeting or any adjournment or postponement thereof.

/*\  FOLD AND DETACH HERE  /*\

 You are cordially invited to attend the
Annual Meeting of Stockholders of
THE MACERICH COMPANY
to be held
Friday, May 17, 2002 at 10:00 a.m. Local Time
at
THE FAIRMONT MIRAMAR HOTEL
101 WILSHIRE BOULEVARD
SANTA MONICA, CALIFORNIA

 VISIT www.macerich.com to learn more about Macerich.

QuickLinks

ABOUT THE ANNUAL MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
Summary Compensation Table
Fiscal Year-End 2001 Option Values
REPORT OF THE COMPENSATION COMMITTEE
STOCK PERFORMANCE GRAPH
PRINCIPAL STOCKHOLDERS
AUDIT COMMITTEE MATTERS
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS
OTHER MATTERS
PROXY